Exhibit 5.12

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759 1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620

LibertyView

457 Haddonfield Road, Suite 600
Cherry Hill, NJ 08002-2220
856-488-7700
Fax 856-488-7720

Cornerstone Commerce Center

1201 New Road, Suite 100

Linwood, NJ 08221

609-601-3010

Fax 609-601-3011

1235 Westlakes Drive, Suite 200

Berwyn, PA 19312-2401

610-889-2210

Fax 610-889-2220

July 12, 2016

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-3 Filed by Omega Healthcare Investors, Inc. (File No. 333-208710)

Ladies and Gentlemen:

We have served as special Pennsylvania counsel to those certain wholly-owned, direct or indirect, as applicable, Pennsylvania subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), identified as “Opinion Subsidiaries” on Schedule I hereto (each, an “Opinion Subsidiary,” and collectively the “Opinion Subsidiaries”), in connection with the Parent’s issuance and sale to the several underwriters (the “Underwriters”) named in the Underwriting Agreement (defined below), of $700,000,000 in aggregate principal amount of its 4.375% Senior Notes due 2023 (the “Notes”). The Notes will be unconditionally guaranteed (the “Guarantees”) on a senior basis by certain subsidiary guarantors that are signatories to the Underwriting Agreement (the “Subsidiary Guarantors”), including the Opinion Subsidiaries (such guarantees by the Opinion Subsidiaries, the “Opinion Subsidiary Guarantees”; and the guarantees of all the Subsidiary Guarantors being collectively referred to herein as the “Subsidiary Guarantees”).

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

July 12, 2016

The Notes, together with the Subsidiary Guarantees, are being sold pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 30, 2016, by and among the Parent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Securities (USA) Inc., on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”) and the Subsidiary Guarantors. The Securities are being issued pursuant to the Indenture, dated as of July 12, 2016 (the “Indenture”), between the Parent, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

We have not been involved in the preparation of the Registration Statement, nor were we or will we be involved in the negotiation, preparation or execution of the Indenture, Prospectus, Subsidiary Guarantees, or any other documents or instruments to be entered into in connection therewith (such documents being collectively referred to herein as the “Transaction Documents”). We have been retained solely for the purpose of rendering certain opinions regarding Pennsylvania law as specifically set forth herein.

In connection with the opinions rendered herein, we have examined copies of:

1.	The automatic shelf registration statement on Form S-3 (File No. 333-208710) covering the Securities, filed by the Parent and the additional subsidiary guarantor registrants named therein with the Commission on December 22, 2015 under the Securities Act of 1933, as amended, as amended by that certain Post-Effective Amendment filed with the Commission on June 30, 2016 (as so amended, the “Registration Statement”);

2.	the Underwriting Agreement;

3.	the Indenture;

4.	the form of Notes attached as Exhibit A to the Indenture;

5.	the form of Guarantee attached as Exhibit C to the Indenture;

6.	the prospectus dated December 22, 2015 (the “Base Prospectus”) as supplemented by the prospectus supplement dated June 30, 2016 related to the Securities (together with the Base Prospectus, the “Prospectus”);

7.	the Certificate of Organization and Operating Agreement, as amended by that First Amendment to the Operating Agreement of each of the Opinion Subsidiaries that are limited liability companies and the Statement of Registration and Agreement of Limited Partnership and the First Amended and Restated Agreement of Limited Partnership of each of the Opinion Subsidiaries that is a limited partnership or limited liability limited partnership, in each case as in effect

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

July 12, 2016

on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of such Opinion Subsidiary;

8.	a certificate of legal existence and subsistence for each of the Opinion Subsidiaries each dated June 27, 2016; and

9.	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of each of the Opinion Subsidiaries, certifying as to resolutions approving and relating to the transactions referred to herein and the incumbency of such officers or representatives.

The documents referenced as items (1) through (9) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability and limited partnership records, agreements and instruments of the respective Opinion Subsidiaries, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiaries, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent inquiry or investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of authorized representatives of the Opinion Subsidiaries.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    Each of Pavillion Nursing Center North, LLC and Pavillion North Partners, LLC is a duly registered and presently subsisting Pennsylvania limited liability company. Bala Cynwyd Real Estate, LP is a duly registered and presently subsisting Pennsylvania limited partnership. Pavillion North, LLP is a duly registered and presently subsisting Pennsylvania limited liability limited partnership.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

July 12, 2016

2.     Each of the Subsidiary Guarantors has all necessary limited liability company, limited partnership or limited liability limited partnership, as applicable, power and authority to execute and deliver the Indenture and Guarantee, and to perform their respective obligations thereunder.

3.     The execution and delivery by each of the Subsidiary Guarantors of the Indenture and Guarantee, and the performance by each of the Subsidiary Guarantors of their respective obligations thereunder, have been duly authorized by all necessary limited liability company, limited partnership or limited liability limited partnership, as applicable, action on the part of each such Subsidiary Guarantor.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)     Our opinions set forth herein reflect only the application of applicable law of the Commonwealth of Pennsylvania (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of the Commonwealth and (B) the securities, blue sky and criminal laws of the Commonwealth, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)     We express no opinion herein as to any of the Reviewed Documents other than as specifically set forth herein with respect to the Opinion Subsidiary Guarantees.

(c)     Our opinion in Paragraph 1 is based solely upon our review of the Reviewed Documents and the subsistence certificates from the Commonwealth of Pennsylvania dated June 27, 2016.

(d)     We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

July 12, 2016

We do not render any opinions except as expressly set forth above and no opinions may be inferred or are implied. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

Montgomery, McCracken, Walker & Rhoads, LLP

MMWR:JTS:GWS

Schedule I

Opinion Subsidiaries

Subsidiary	State or Other Jurisdiction of Formation
Pavillion North Partners, LLC	Pennsylvania
Pavillion North, LLP	Pennsylvania
Pavillion Nursing Center North, LLC	Pennsylvania
Bala Cynwyd Real Estate, LP	Pennsylvania